Exhibit 99.1 - Press Release


For Further Information Contact:
         John C. Cantlin
         Chief Financial Officer
         (410) 931-6108


WILLIAMS  SCOTSMAN,  INC. REPORTS OPERATING RESULTS FOR THE SECOND QUARTER ENDED
                                 JUNE 30, 2004
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Baltimore, MD, August 5, 2004 - Williams Scotsman, Inc. announced today revenues for the quarter ended June 30, 2004 of $124.2 million, which represents a 15.8% increase from $107.3 million in the comparable period of 2003. Gross profit was $46.1 million and $44.4 million for the quarters ended June 30, 2004 and 2003, respectively. Adjusted EBITDA was $38.4 million for the second quarter of 2004, which was down 2.5% from the $39.4 million in the comparable period of 2003. Cash flow from operating activities was $7.0 million for the second quarter of 2004, a decrease of 76.7% from $30.0 million in the second quarter of 2003. Revenues for the six months ended June 30, 2004 was $231.1 million, which represents a 11.4% increase from $207.6 million in the comparable period of 2003. Gross profit was $90.0 million and $88.3 million for the six month periods ended June 30, 2004 and 2003, respectively. Adjusted EBITDA was $73.3 million for the six month period ended June 30, 2004, which was down 3.6% from the $76.1 million in the comparable period of 2003. Cash flow from operating activities was $27.9 million for the six months ended June 30, 2004, a decrease of 51.2% from the $57.2 million in the comparable period of 2003.

THREE MONTHS ENDED JUNE 30, 2004 RESULTS


     Revenues in the quarter ended June 30, 2004 were $124.2 million; a $16.9 million or 15.8% increase from revenues of $107.3 million in the same period of 2004. The increase resulted primarily from a $7.5 million or 34.9% increase in delivery and installation revenues, a $6.7 million or 37.1% increase in sales of new units, a $1.3 million or 2.4% increase in leasing revenue, a $0.6 million or 10.7% increase in sales of rental equipment, and a $0.9 million or 10.1% increase in other revenue, from the same period in 2003. The increases in sales of new units and corresponding increase in delivery and installation revenues are largely due to continued growth in the education industry we serve, particularly in the West and Southeast regions of the country. The 2.4% increase in leasing revenue for the quarter ended June 30, 2004 resulted primarily from our purchase of 3,800 California classroom units in March 2004 and an increase in average fleet utilization partially offset by a decrease in our average rental rate. Average fleet utilization of approximately 80% for the quarter ended June 30, 2004 was up approximately 4% from the same period of the prior year. Of this increase, 2.5% is attributed to the Company's strategic initiative to dispose of selected rental units in our lease fleet, as disclosed in Note 11 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Competitive pricing pressures served to decrease our average monthly rental rate by 1.3% to $247 for the quarter ended June 30, 2004.

     Gross profit for the quarter ended June 30, 2004 was $46.1 million, a $1.8 million or 4.0% increase from the second quarter of 2003 gross profit. This increase was primarily driven by the increased sales of new units and delivery and installation revenues described above. Gross profit from sales of new units and rental equipment increased by $0.7 million or 18.2% compared to the same period of the prior year while delivery and installation gross profit increased $1.0 million or 29.3% as compared to the three months ended June 2003. Gross profit margin percentage from the sales of new units, rental equipment and delivery and installation decreased by 1.7%, 0.4%, and 0.7%, respectively, primarily due to competitive pricing pressures. Leasing gross profit for the quarter ended June 30, 2004 was flat as compared to the prior year quarter. Increases in leasing revenue for the second quarter were partially offset by increases in cost of leasing primarily due to increased refurbishment and maintenance costs. These factors resulted in a decrease in leasing gross profit margin percentage of 1.4% for the quarter ended June 30, 2004 as compared to the corresponding prior year period.

     Selling, general and administrative expenses for the three month period ended June 30, 2004 increased by approximately $2.2 million or 12.0% to $20.1 million from $18.0 million in the same period 2003. This increase is primarily associated with increased employee and facility related costs, business insurance, professional fees and marketing related costs.




SIX MONTHS ENDED JUNE 30, 2004 RESULTS


     Revenues for the six months ended June 30, 2004 were $231.1 million; a $23.6 million or 11.4% increase from revenues of $207.6 million in the same period of 2004. The increase resulted primarily from a $11.1 million or 34.1% increase in sales of new units, a $8.9 million or 22.2% increase in delivery and installation revenues, a $1.4 million or 14.1% increase in sales of rental equipment, a $1.5 million or 8.4% increase in other revenue and a $0.6 million or 0.6% increase in leasing revenue, from the same period in 2003. The increases in sales of new units and corresponding increase in delivery and installation revenues are largely due to continued growth in the education industry we serve, particularly in the West and Southeast regions of the country. The 0.6% increase in leasing revenue for the six months ended June 30, 2004 resulted primarily from our purchase of 3,800 California classroom units in March 2004 and an increase in average fleet utilization, partially offset by a decrease in our average rental rate. Average fleet utilization of approximately 79% for the six months ended June 30, 2004 was up approximately 3% from the same period of the prior year. Of this increase, 2.5% is attributed to the strategic initiative previously discussed. Competitive pricing pressures served to decrease our average monthly rental rate by 1.7% to $249 for the six months ended June 30, 2004.

     Gross profit for the six months ended June 30, 2004 was $90.0 million, a $1.7 million or 1.9% increase from the six months ended June 30, 2003 gross profit. This increase was primarily driven by the increased sales of new units and delivery and installation revenues described above. Gross profit from sales of new units and rental equipment increased by $1.8 million or 24.2% compared to the same period of the prior year while delivery and installation gross profit increased $0.9 million or 16.1% as compared to the six months ended June 30, 2003. Gross profit margin percentage from the sales of new units and delivery and installation decreased by 1.0% and 0.7%, respectively, while gross profit margin percentage from sales of rental equipment increased by 0.7%. The Company continues to experience the impact of competitive pricing pressures. Leasing gross profit for the six months ended June 30, 2004 decreased by $1.3 million as compared to the corresponding prior year period. These decreases resulted primarily from flat revenues and increased refurbishment and maintenance costs as compared to the same period in 2003. These factors resulted in a decrease in leasing gross profit margin percentage of 1.5% for the six months ended June 30, 2004 as compared to the corresponding prior year period.

     Selling, general and administrative expenses for the six month period ended June 30, 2004 increased by approximately $3.1 million or 8.3% to $40.9 million from $37.8 million in the same period 2003. This increase is primarily associated with increased employee and facility related costs, business insurance, professional fees and marketing related costs.



     The decreases in cash flow from operating activities for both the three and six month periods ended June 30, 2004 were substantially the result of a $14.5 million increase in accounts receivable over the six month period ended June 30, 2004 as compared to the $8.3 million decrease over the same period 2003. The increase in outstanding receivables at June 30, 2004 was substantially impacted by large classroom sales in the month of June, particularly in the West and Southeast regions. The 2003 reduction of accounts receivable was accomplished by our significant collection efforts to reduce outstanding receivable balances.
Other factors that impacted the decrease in net cash provided by operating activities included increases in selling, general, and administrative expenses mentioned above and decreases in the change in other assets. The changes in other assets resulted primarily from the sale of finance leases during the second quarter of 2003. These factors were partially offset by increases in the change in accounts payable and accrued expenses, which resulted primarily from the timing of payments of accounts payable. The decreases in Adjusted EBITDA were primarily the result of the lower leasing gross profit for the quarter and six months ended June 30, 2004 as compared to 2003, as well as the increased selling, general, and administrative expenses mentioned above.


Williams Scotsman has scheduled a conference call for Thursday,  August 12, 2004 at 2:00 PM Eastern Time to discuss its second quarter results. To participate in
the  conference  call,  dial   800-226-0630  for  domestic   (706-634-1282   for
international) and ask to be placed into the Williams Scotsman call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible  until 11:59 PM on August 19, 2004. To access the replay, dial 800-642-1687 domestically (international callers can dial 706-645-9291) and enter reservation # 8651038.


Williams Scotsman, Inc. is North America's leading provider of mobile and modular space, servicing 24,000 customers throughout the United States, Canada, and certain parts of Mexico. With over 80 locations and a fleet of more than 90,000 mobile offices, modular classrooms and storage units, Williams Scotsman is widely recognized for its quality customer service with numerous awards and distinctions. For information, visit the Company's website at www.willscot.com http://www.willscot.com/


All statements  other than  statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies  regarding  the future.  Although the Company  believes
that  the  expectations  reflected  in  these  forward-looking   statements  are
reasonable,  it assumes no  responsibility  for the accuracy and completeness of these forward-looking  statements and gives no assurance that these expectations will prove to have been  correct.  Important  factors  that could  cause  actual results to differ materially from the Company's expectations are disclosed under
"Risk Factors" and elsewhere in the Company's  10-K, 10-Q and other SEC filings.
The  Company  assumes no  obligation  to update any  forward-looking  statement.
Certain  prior year  amounts have been  reclassified  to conform to current year presentation.

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


                                             Williams Scotsman, Inc.
                                Consolidated Statement of Operations (unaudited)
                                              (dollars in thousands)


                                              Quarter Ended June 30               Six Months Ended June 30
                                              ---------------------               ------------------------
                                                                      %                                        %
Revenues                                  2004          2003        Change         2004          2003        Change
                                        -------       -------       ------       -------       -------       ------

Leasing                                $ 54,838      $ 53,560        2.4%       $107,665      $107,034        0.6%
Sales:
   New units                             24,715        18,027       37.1%         43,806        32,677       34.1%
   Rental equipment                       5,798         5,236       10.7%         11,010         9,653       14.1%
Delivery and installation                28,832        21,374       34.9%         49,246        40,302       22.2%
Other                                    10,051         9,131       10.1%         19,418        17,910        8.4%
                                        -------       -------                    -------       -------
   Total revenues                       124,234       107,328       15.8%        231,145       207,576       11.4%

Cost of sales and services
Leasing
   Depreciation and amortization         11,988        12,667       -5.4%         23,768        24,990       -4.9%
   Other direct leasing costs            12,927        10,932       18.2%         24,015        20,903       14.9%
Sales:
   New units                             21,360        15,274       39.8%         36,876        27,196       35.6%
   Rental equipment                       4,701         4,223       11.3%          8,798         7,776       13.1%
Delivery and installation                24,502        18,024       35.9%         42,886        34,823       23.2%
Other                                     2,607         1,852       40.8%          4,837         3,574       35.3%
                                        -------       -------                    -------       -------
Total cost of sales and services         78,085        62,972       24.0%        141,180       119,262       18.4%
                                        -------       -------                    -------       -------
Gross profit                             46,149        44,356        4.0%         89,965        88,314        1.9%

Selling, general & administrative
expenses *                               20,118        17,955       12.0%         40,877        37,757        8.3%
Interest expense                         22,818        20,259       12.6%         45,445        40,906       11.1%
Other depreciation and amortization       3,680         3,574        3.0%          7,094         6,959        1.9%
                                        -------       -------                    -------       -------
(Loss) Income before income tax
 provision                                 (467)        2,568       -118%         (3,451)        2,692       -228%
Income tax (benefit) expense               (178)        1,027       -117%         (1,312)        1,077       -222%
                                        -------       -------                    -------       -------
Net (loss) income                        $ (289)      $ 1,541       -119%       $ (2,139)      $ 1,615       -232%
                                        =======       =======                    =======       =======

* Includes non-cash stock compensation expense of $339 and $293 for the three months ended June 2004 and 2003, and
 $454 and $504 for the six months ended June 2004 and 2003, respectively.

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



                                           Williams Scotsman, Inc.
                        Summary of Selected Consolidated Financial Information (unaudited)
                                           (dollars in thousands)

                                        Quarter Ended June 30                    Six Months Ended June 30
                                        ---------------------                    ------------------------
Operations Data:
                                                                   %                                          %
                                   2004             2003         Change           2004          2003       Change
Gross profit                      ------            ------       ------          ------        -----       ------
Leasing                         $ 29,923          $ 29,961        -0.1%        $ 59,882      $ 61,141       -2.1%
Sales:
   New units                       3,355             2,753        21.9%           6,930         5,481       26.4%
   Rental equipment                1,097             1,013         8.3%           2,212         1,877       17.8%
Delivery and installation          4,330             3,350        29.3%           6,360         5,479       16.1%
Other                              7,444             7,279         2.3%          14,581        14,336        1.7%
                                  ------            ------                       ------        ------
Total gross profit              $ 46,149          $ 44,356         4.0%        $ 89,965      $ 88,314        1.9%
                                  ======            ======                       ======        ======


Reconciliation of Adjusted EBITDA for the quarter and six month periods ended June 30, 2004 and 2003 to cash flow from operating activities - the most comparable GAAP measure :

                                                         Quarter                      Six Months
                                                       Ended June                     Ended June
                                                   --------------------         ---------------------
                                                     2004         2003            2004          2003
                                                    ------       ------          ------        ------

Adjusted EBITDA (a)                               $ 38,358     $ 39,361        $ 73,310      $ 76,051
(Increase) decrease in net accounts receivable     (13,619)      (1,164)        (13,220)        9,337
Increase in accounts payable and accrued expenses   15,386       17,283          14,659         9,271
Interest paid                                      (31,168)     (32,225)        (42,098)      (38,005)
(Increase) decrease in other assets                 (1,292)       6,026          (2,915)        1,837
Increase in other liabilities                          424        1,589             424           453
Gain on sale of equipment                           (1,096)        (840)         (2,217)       (1,713)
                                                    ------       ------          ------        ------
Cash flow from operating activities                $ 6,993     $ 30,030        $ 27,943      $ 57,231
                                                    ======       ======          ======        ======


Other Data:
Cash flow used  in investing activities          $ (13,896)   $ (15,908)       $(66,122)    $ (23,702)
                                                    ======       ======          ======        ======
Cash flow provided by (used in) financing
activities                                         $ 6,415    $ (13,437)       $ 38,350      $(32,681)
                                                    ======       ======          ======        ======

(a)  The Company defines Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization, and non-cash charges, including non-cash stock compensation charges.



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


                                     Williams Scotsman, Inc.
             Summary of Selected Consolidated Financial Information (continued) (unaudited)
                         (dollars in thousands, except monthly rental rates)


                                                                                         June 30,
Balance Sheet Data (at period end):                                                2004              2003
                                                                                   ----              ----
Rental equipment, net (b)                                                       $ 866,412         $ 830,821
Total assets                                                                    1,254,432         1,218,788
Total debt                                                                      1,000,833           952,653


                                                                                          June 30,
Financial Covenant Data (at period end):                                           2004              2003
                                                                                   ----              ----
Consolidated Leverage Ratio (c)                                                      6.52              5.75
Consolidated Leverage Ratio (d)                                                     22.30              5.80
Consolidated Interest Coverage Ratio  (c)                                            1.79              2.12
Consolidated Interest Coverage Ratio  (d)                                            0.54              1.45
Borrowing base availability under revolving credit facility (c) (e)             $ 230,674         $ 213,154




                                                      Quarter Ended June 30,      Six Months Ended June 30,
                                                      ---------------------       -------------------------
Rental Fleet and Capital Expenditure Data:               2004         2003          2004              2003
                                                         ----         ----          ----              ----
Lease fleet units, as of end of period (f) (h)          94,900       93,800        94,900            93,800
Lease fleet units, average for period (g) (h).          94,500       93,600        92,300            93,700
Utilization rate based upon units, average
  over period                                               80%          76%           79%               76%
Monthly rental rate, average over period                 $ 247        $ 251         $ 249             $ 253
Fleet capital expenditures  (c)                       $ 12,268     $ 10,398      $ 62,697 (h)      $ 15,794
Total capital expenditures  (c)                       $ 13,821     $ 12,575      $ 65,884 (h)      $ 20,338


           (b)In accordance with generally acceptable accounting principles, rental equipment as of June 30,
              2004 and 2003 excludes amounts related to the strategic disposal  initiative  implemented  in
              December 2003.

           (c)As defined in the Company's credit agreement.

           (d)Calculated using cash flow from operating activities, the most  comparable  GAAP  measure  to
              Consolidated EBITDA (the financial measure used in the calculation in  the  credit agreement.)

           (e)Consolidated Leverage Ratio covenant restrictions limited our borrowing availability  at June
              30, 2004 and 2003 to $35,130 and $8,610, respectively.

           (f)Rental fleet as of June 30, 2004 excludes units classified as held for sale related  to  2003 strategic initiative.  The lease fleet units at June 30, 2003,  excluding  these  units,  was
              90,900.

           (g)Lease fleet units, average for the period ended June 30, 2004 excludes  units  classified  as held for sale related to the 2003 strategic initiative. The lease fleet units, average for the three and six month periods ended June 30, 2003, excluding these units, was 90,700 and 90,800, respectively.

           (h)Includes the effect of $43.5 million purchase of approximately 3,800 California classroom units on March 26, 2004.


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
                                      Williams Scotsman, Inc.
             Summary of Selected Consolidated Financial Information (continued) (unaudited)
                                      (dollars in thousands)


Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities - the most comparable GAAP measure:


                                                                                 2004                2003
                                                                                 ----                ----
Consolidated EBITDA - trailing 12 months (c) (i) (j)                          $ 153,476           $ 165,735

(Increase) decrease in net accounts receivable                                  (13,390)             14,481
Increase in accounts payable and accrued expenses                                 3,963              11,837
Interest paid                                                                   (74,608)            (77,190)
Increase in other assets                                                        (12,556)              5,047
Decrease in other liabilities                                                    (1,605)             (1,148)
Gain on sale of rental equipment                                                 (4,709)             (5,249)
Pro forma EBITDA impact of acquisitions (j) (c)                                  (5,661)             (1,031)
                                                                                -------             -------
Cash flow from operating activities - trailing 12 months                       $ 44,910           $ 112,482
                                                                                =======             =======

           (i)Consolidated EBITDA represents Scotsman Holdings Inc.'s (parent company of Williams Scotsman)
              consolidated net income plus consolidated interest,  taxes,  depreciation  and  amortization expenses, and excludes (gains)losses on sales of fixed assets and any other  non-cash  items, including the fleet held for sale and non-cash stock compensation charges.  It  is  used  in determining our compliance with  the  financial  ratios  required  by  our  credit agreement.
              Consolidated EBITDA should not be considered in isolation or as  a substitute  to  cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

           (j)For the calculation of the Consolidated Leverage Ratio, but not  the  Consolidated  Interest
              Coverage Ratio, Consolidated EBITDA includes $5,661 and $1,031 for the  trailing  12  months ended June 30, 2004 and 2003, respectively, relating to  entities  we  acquired  during  the calculation period. The Consolidated EBITDA used in calculating  the  Consolidated  Interest
              Coverage Ratio for the trailing 12 months ended June 2004 and 2003 is $147,815 and $164,704, respectively.


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